As filed with the Securities and Exchange Commission on April 11, 2018

Registration No. 333-111736

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORPORATE OFFICE PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	23-2947217 (I.R.S. Employer Identification No.)

6711 Columbia Gateway Drive, Suite 300

Columbia, Maryland 21046

(Address of Principal Executive Offices, including Zip Code)

CORPORATE OFFICE PROPERTIES, L.P.

EMPLOYEE RETIREMENT SAVINGS PLAN

(Full Title of the Plan)

Stephen E. Budorick

President and Chief Executive Officer

Corporate Office Properties Trust

6711 Columbia Gateway Drive, Suite 300

Columbia, MD 21046

(443) 285-5400

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Justin W. Chairman, Esquire Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5000	David L. Finch, Esquire Vice President & General Counsel Corporate Office Properties Trust 6711 Columbia Gateway Drive, Suite 300 Columbia, MD 21046 (443) 285-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

This Post-Effective Amendment is being filed by Corporate Office Properties Trust (the “Registrant”) for the purpose of deregistering all unissued common shares of beneficial interest, par value $0.01 per share, of the Registrant (the “Common Shares”) that were originally registered for issuance under the Employee Retirement Savings Plan of the Registrant’s operating partnership, Corporate Office Properties, L.P., but which remain unsold or have not otherwise been issued.  Such unissued Common Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 (File No. 333-111736) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland on this 11th day of April, 2018.

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Stephen E. Budorick
Stephen E. Budorick
President and Chief Executive Officer